EXHIBIT 21.1


       SUBSIDIARY                            STATE OF INCORPORATION

Cornell Corrections Management, Inc.                  Delaware

Cornell Corrections of Texas, Inc.                    Delaware

Cornell Corrections of Rhode Island, Inc.             Delaware

Cornell Corrections of California, Inc.               California

Abraxas Group, Inc.                                   Delaware

WBP Leasing, Inc.                                     Delaware